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                                                             EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


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
                                                                   FISCAL YEAR ENDED                 THREE MONTHS
                                                                      JANUARY 31,                   ENDED APRIL 30,
                                                                -------------------------      --------------------------
                                                                    1996         1997             1996            1997
                                                                -----------   -----------      -----------    -----------

Weighted average common shares outstanding. . . . . . . .         1,055,541     1,055,541       1,055,541       1,055,541
Net effect of stock options exercised and granted,
  and preferred stock issued during the 12-month
  period prior to the Company's filing of its initial
  public offering at less than the offering price,
  calculated using the treasury stock method at the
  assumed initial offering price of $7.00 per share,
  and treated as outstanding for all periods presented. .            99,585        99,585          99,585          99,585
                                                                 ----------    ----------       ---------       ---------
Shares used in computation of net income per share. . . .         1,155,126     1,155,126       1,155,126       1,155,126
                                                                 ==========    ==========       =========       =========
Net income. . . . . . . . . . . . . . . . . . . . . . . .          $30,082      $124,274           $3,891         $43,424
Net income per share  . . . . . . . . . . . . . . . . . .            $0.03         $0.11             $ --           $0.04
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